Ridgepost Capital, Inc.

Non-Employee Director Compensation Program

(Adopted April 16, 2026)

On the date of each annual meeting of stockholders of Ridgepost Capital, Inc. (the “Company”), each non-employee member of the Company’s Board of Directors (the “Board”), including any non-employee director initially elected or appointed on the date of such annual meeting (but not including any non-employee director that does not serve as a director of the Company following such annual meeting), will be granted an award of shares of restricted stock of the Company with a value (based on the closing price of Company common stock on the grant date) calculated as follows (i) $185,000 for each non-employee member of the Board; (ii) an additional $50,000 for the lead independent director; and (iii) an additional $15,000 for each Committee Chair (each, a “Director Restricted Stock Award”).

Director Restricted Stock Awards will vest and become nonforfeitable in full on the earlier of (i) the first anniversary of the grant date and (ii) the date of the Company’s next annual meeting of stockholders that is at least 50 weeks after the grant date. The terms of Director Restricted Stock Awards will also provide for (i) cancellation and forfeiture of unvested shares of restricted stock in their entirety upon termination of service as a non-employee director for any reason other than death or disability and (ii) full acceleration of vesting upon death or disability.

Each non-employee director will be reimbursed for all reasonable expenses incurred by such director in connection with attendance at Board and Committee meetings.